Daybreak Oil and Gas, Inc. Enters Into a $3.5 Million Loan Commitment

SPOKANE, Washington, June 21, 2011 -- Daybreak Oil and Gas, Inc. (OTC Bulletin Board: DBRM) (“Daybreak” or the “Company”), a Washington corporation, announced that it has received a commitment for a $3,500,000 secured loan (the “Loan”). The term of the Loan will be for three years with an interest rate of 6% per annum. Also, in accordance with the terms of the commitment, the Company will make monthly payments of interest on the proposed Loan, with the entire principal balance due at the end of the term. The Loan will be secured by the Company’s leases at its East Slopes Project located in Kern County, California. The Company will also issue 3.5 million restricted shares of its common stock and assign a 5% net profits interest from the Company’s leases at its East Slopes Project to the lender. Subject to definitive documentation, due diligence and customary closing conditions, the Loan is expected to close on or before June 30, 2011. Proceeds of the Loan will be used to expand the development of the Company’s East Slopes Project as well as repay the $750,000 principal amount under its existing Secured Promissory Note due September 17, 2011, relating to the Company’s acquisition of additional working interest in its East Slopes Project and for other general corporate purposes.

Global 3 Capital, LLC is assisting the Company with the transaction. Global 3 Capital, LLC specializes in the funding of oil, gas and alternative/renewable energy sectors.

Future Plans

The Company plans to drill up to nine wells at its East Slopes Project during its 2012 fiscal year, which began on March 1, 2011. Locations have already been constructed at the Company’s Bull Run Prospect and at the Ball location. Drilling is expected to begin at Bull Run by mid July 2011, followed by a development well at our Ball Location. A workover will also be conducted on our Ball #1 well.

James F. Westmoreland, President and Chief Executive Officer commented, “We believe that this is the right type of financing for the Company and its shareholders. Share dilution has been kept to approximately 7% and the Loan terms will allow the Company to proceed with its plans while not being burdened under a heavy debt load.”

Daybreak Oil and Gas, Inc. is an independent oil and gas company engaged in the exploration, development and production of oil and gas in California. The Company is headquartered in Spokane, Washington with an operations office in Friendswood, Texas. Daybreak has over 20,000 acres under lease in the San Joaquin Valley of California.

For more information about Daybreak Oil and Gas, Inc., please visit the Company’s website at www.daybreakoilandgas.com.

Contact:

Ed Capko	Telephone: 815-942-2581
Investor Relations	Email: edc@daybreakoilandgas.com

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995: Certain statements contained herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Information contained herein contains “forward-looking statements” which can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “should,” “up to,” approximately,” “likely,” or “anticipates” or the negative thereof or given that the future results covered by such forward-looking statements will be achieved. These forward-looking statements are based on our current expectations, assumptions, estimates and projections for the future of our business and our industry and are not statements of historical fact. Such forward-looking statements include, but are not limited to, statements about our expectations regarding our financing, our future operating results, our future capital expenditures, our expansion and growth of operations and our future investments in and acquisitions of oil and natural gas properties.

We have based these forward-looking statements on assumptions and analyses made in light of our experience and our perception of historical trends, current conditions, and expected future developments. However, you should be aware that these forward-looking statements are only our predictions and we cannot guarantee any such outcomes. Future events and actual results may differ materially from the results set forth in or implied in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: failure to negotiate and enter into a Loan as well as receive any funds; general economic and business conditions; exposure to market risks in our financial instruments; fluctuations in worldwide prices and demand for oil and natural gas; fluctuations in the levels of our oil and natural gas exploration and development activities; our ability to find, acquire and develop oil and gas properties, including the ability to develop the East Slopes Project prospects; risks associated with oil and natural gas exploration and development activities; competition for raw materials and customers in the oil and natural gas industry; technological changes and developments in the oil and natural gas industry; legislative and regulatory uncertainties, including proposed changes to federal tax law and climate change legislation, and potential environmental liabilities; our ability to continue as a going concern; and our ability to secure additional capital to fund operations. Additional factors that may affect future results are contained in our filings with the Securities and Exchange Commission (“SEC”) and are available at the SEC’s web site http://www.sec.gov. Daybreak Oil and Gas Inc. disclaims any obligation to update and revise statements contained in this press release based on new information or otherwise.